ITEM 77M: Mergers

Morgan Stanley Institutional Fund, Inc. - Active
International Allocation Portfolio

	On September 27, 2012, a Special Meeting of
Shareholders of Morgan Stanley International Fund
("International") was held to consider and vote upon an Agreement and Plan of Reorganization (the
"Reorganization Agreement") between International and Morgan Stanley Institutional Fund, Inc. on behalf of the Active International Allocation Portfolio ("MSIF
Active International"), pursuant to which substantially all of the assets and liabilities of International would be combined with those of MSIF Active International and shareholders of International would become shareholders of MSIF Active International receiving shares of MSIF Active International with a value equal to the value of their holdings in International. The
Board of Trustees unanimously approved the Reorganization Agreement, and on September 27,
2012 the Reorganization Agreement was approved by the shareholders of International.

	On October 29, 2012, the Reorganization
Agreement between International and MSIF Active
International was completed according to the terms set forth above and in the Reorganization Agreement.